Exhibit 10.4

2. �- Subject to termination as provided below, the Company hereby agrees to continue the Executive in its employ "at will", and the Executive hereby agrees to remain in the employ of the Company "at will", subject to the terms and conditions of this Agreement. As an "at will" employee, the Company may terminate the Executive's employment, and the Executive may resign his/her employment with the Company, at any time and for any or no reason. 3. Terms of Employment. (a) Position and Duties. {i) During the Employment Period, the Executive's position and title shall be Chief Operating Officer. Notwithstanding the foregoing, upon a Change in Control: (A) the Executive's position {including offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the effective date of a Change in Control; and {B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location. (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to: (A) serve on corporate, civic or charitable boards or committees, provided that the Executive obtains the Company's prior, written consent, which will not be unreasonably withheld; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities the Executive has conducted prior to the effective date of a Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the effective date of the Change in Control shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company. (b} Q雪ensation. (i) �- During the Employment Period the Executive shall receive an annual base salary ("8..0.!l!J.&.!2.�fil�.n('), which shall be paid in equal monthly installments, at least equal to the Executive's then current salary of $630,000 or such other amount as is authorized by the Compensation Committee of the Board; provided, however that following a Change in Control, the Executive's rate of Annual Base Salary for any fiscal year of the Company following the Change in Control shall not be less than 12 times the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to the Executive by the Company and its Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Change in Control occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase or decrease applicable to the Executive and thereafter at least Employment Agreement Page 4 of 18